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                                                                  EXHIBIT (8)-4


                       [JENKENS & GILCHRIST LETTERHEAD]



                                  May 13, 1999



C&L Banking Corporation
Highway 20 and Baker Street
Bristol, Florida 32321

Ladies and Gentlemen:

         We have acted as counsel to C&L Banking Corporation, a Florida corporation ("Company"), in connection with the Company's merger (the "Merger") with and into The Banc Corporation, a Delaware corporation ("TBC") pursuant to the terms of that certain Plan and Agreement of Merger, dated as of February 25, 1999, by and between TBC and the Company (the "Plan of Merger"), as described in more detail in the Plan of Merger. We have also acted as counsel to the Company in connection with the exchange (the "Share Exchange") by shareholders owning 1.9 percent of C&L Bank of Bristol, a Florida corporation owned 98.1 percent by the Company immediately prior to the Merger (the "Bank"), of their shares of common stock in the Bank ("Bank Common Stock") for shares of common stock in TBC ("TBC Common Stock") immediately following the Merger, pursuant to the terms of that certain Share Exchange Agreement, dated as of February 25, 1999, by and between the Bank, Bristol Acquisition Corporation, a Florida Corporation, and TBC (the "Share Exchange Agreement"), as described in more detail in the Share Exchange Agreement. In connection with the Share Exchange, you have asked us to render certain opinions with respect to the federal income tax treatment of the Share Exchange under the Internal Revenue Code of 1986, as amended (the "Code"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Share Exchange Agreement.

         Set forth below are our opinions and the assumptions and documents upon which we have relied in rendering our opinions.

         A.       Documents Reviewed

         In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

                  1.       the Share Exchange Agreement,
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                  2.       the Registration Statement,

                  3. the Certificates of the Company and TBC attached hereto as Exhibits "A" and "B", respectively (collectively, the "Certificates"), and

                  4. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         B.       Assumptions

         In connection with the opinions rendered below, we have assumed:

                  1. that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents.

                  2. that the Share Exchange and the other transactions specified in the Share Exchange Agreement will be effected on or prior to the Closing Date and will be consummated as contemplated in the Share Exchange Agreement, without waiver of any material provision thereof.

         C.       Opinions

         Based solely upon the documents and assumptions set forth above, and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time, it is our opinion that for United States federal income tax purposes:

         1. the Share Exchange will constitute a reorganization within the meaning of section 368(a) of the Code;

         2. no gain or loss will be recognized by the minority shareholders of the Bank who exchange all of their Bank Common Stock solely for TBC Common Stock pursuant to the Share Exchange (except with respect to cash received in lieu of a fractional share interest in TBC Common Stock);
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         3.       the aggregate tax basis of TBC Common Stock received by
shareholders of the Bank who exchange all of their Bank Common Stock solely for TBC Common Stock pursuant to the Share Exchange will be the same as the aggregate tax basis of the Bank Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional interest for which cash is received); and

         4. the holding period of the TBC Common Stock received by each shareholder of the Bank who exchanges all of their Bank Common Stock solely for TBC Common Stock pursuant to the Share Exchange will include such shareholder's holding period in the Bank Common Stock surrendered in exchange therefor, provided that the Bank Common Stock was a capital asset in the hands of such shareholder at the Effective Time of the Share Exchange.

         D.       Limitations

                  1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the "Regulations"), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

                  2. The opinions expressed herein represent counsel's best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates is with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the facts contained in the documents and assumptions set forth above, the factual representations set forth in the Certificates or the Registration Statement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations
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(whether made by any or all of the Company or TBC) could adversely affect the opinions stated herein.

                  3. We are expressing opinions only as to those matters expressly set forth in Section C above. No opinion should be inferred as to any other matters. This opinion does not address the various state, local or foreign tax consequences that may result from the Share Exchange or the other transactions contemplated by the Share Exchange Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Share Exchange or the other transactions contemplated by the Share Exchange Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

                  4. This opinion letter is issued for your benefit and the shareholders of the Bank and no other person or entity may rely hereon without our express written consent. This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Jenkens & Gilchrist, a Professional Corporation, under the captions "Legal Matters" and "SHARE EXCHANGE BETWEEN THE CORPORATION, BRISTOL, ACQUISITION CORPORATION AND BANK OF BRISTOL -- Tax Consequences". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                 Very truly yours,

                                 JENKENS & GILCHRIST,
                                 a Professional Corporation




                                 By: /s/ William P. Bowers
                                     ------------------------------------------
                                     William P. Bowers, Authorized Signatory